Exhibit 99.1

Alan Cohen
Senior Vice President, Marketing and Public Relations
Office (787) 729-8256 / Cell (787) 685-4229
alan.cohen@firstbankpr.com
FIRST BANCORP PROVIDES FINANCIAL UPDATE
•	Reports First Quarter Selected Operational Results
•	Implements Long-Haul Method of Accounting for Interest Rate Swaps
San Juan, Puerto Rico, May 17, 2006 — First BanCorp (NYSE:FBP) today announced selected unaudited operating results for the first quarter ended March 31, 2006, and the implementation of the long-haul method of accounting for substantially all of the interest rate swaps that hedge outstanding brokered certificates of deposit and medium-term notes.
     First BanCorp provided selected unaudited loan data as of March 31, 2006. The Corporation reported that total loans receivable before allowance for loan losses increased to approximately $13.14 billion as of March 31, 2006 from approximately $12.69 billion in the previous quarter ended December 31, 2005. The approximate $458 million increase in loans receivable over the quarter was primarily driven by an increase of approximately $371.6 million in commercial loans, including continued loan originations by First BanCorp’s loan agency in Coral Gables, Florida, an increase of approximately $72.4 million in automobile loans and leases and other consumer loans and an increase of approximately $171.5 million in residential real estate loans net of a decrease of approximately $157.6 million in commercial loans collateralized by real estate to Doral Financial Corporation and R&G Financial Corporation. The origination of residential real estate loans was driven by FirstMortgage, the mortgage origination subsidiary of First BanCorp’s subsidiary, FirstBank. First BanCorp did not make any bulk purchases of mortgage loans, and has not done so since the first quarter of 2005.

     “We continue to see strength across our loan portfolio and other lines of business as we maintain our focus on day-to-day operations,” said Luis Beauchamp, First BanCorp President and CEO. “We are also seeing early success from recent strategic initiatives, including our increased presence in the Florida market.”
     First BanCorp also announced preliminary information relating to its loan reserves. The allowance for loan losses as of March 31, 2006 was approximately $152.6 million, an increase of approximately $4.5 million over the allowance as of December 31, 2005. First BanCorp’s provision for loan losses for the first quarter of 2006 was approximately $19.2 million as compared with the provision for the quarter ended December 31, 2005 of approximately $15.7 million. The aggregate charge off during the first quarter of 2006 was approximately $14.7 million, approximately $0.2 million less than in the fourth quarter of 2005. The ratio of the provision for loan losses to net loans charged off increased to approximately 130% as of March 31, 2006, from approximately 106% as of December 31, 2005.
Implementation of Long-Haul Method of Accounting for Interest Rate Swaps
     First BanCorp also announced that, on April 3, 2006, it adopted the long-haul method of effectiveness testing under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), for substantially all of the interest rate swaps that hedge the brokered CDs and medium-term notes issued by its subsidiary, FirstBank. Prospectively, changes in the value of FirstBank’s brokered CDs and medium-term notes should substantially offset the changes in the value of the interest rate swaps.
     First BanCorp’s implementation of the long-haul method resulted from its previously reported determination that it should not have used the short-cut method to account for interest rate swaps related to brokered CDs and medium-term notes because of technical issues involving the interpretation of the use of the method. Accordingly, First BanCorp has reflected changes in the fair value of those swaps as well as swaps related to certain loans as non-hedging instruments through operations. As of December 31, 2005, the net cumulative effect of reflecting the fair value of the interest rate swaps related to brokered CDs, medium term notes and loans that did not qualify as hedges under the short-cut method was approximately $151 million, without regard to the benefit from the tax impact of such accounting treatment. During the first quarter of 2006, First BanCorp recorded an additional non-cash unrealized loss of $68 million, without regard to the tax benefit, to reflect the change in the fair value of the interest rate swaps resulting mainly from rising interest rates. Despite the changes in fair value recorded during the first quarter of 2006, FirstBank remains a well-capitalized institution within the meaning established by Federal banking regulators.
     With the implementation of the long-haul method with respect to the brokered CDs and medium-term notes on April 3, 2006, First BanCorp expects that the unrealized cumulative loss that it has recognized will reverse over the remaining lives of the swaps. FirstBank intends to hold the swaps until they mature because, economically, these transactions have satisfied and continue to satisfy their intended results.
     As previously reported, First BanCorp discussed its decision to restate historical financial statements to correct the accounting treatment for interest rate swaps with its independent registered public accounting firm, PricewaterhouseCoopers LLP, and has worked in consultation with them and its advisors having expertise in hedge accounting requirements to comply with the complex requirements of SFAS 133.
     “The implementation of the long-haul method on our interest rate derivatives is another important step in assuring that our financial statements adhere to the complex requirements of SFAS 133,” continued Luis Beauchamp. “We have accomplished another major hurdle in our efforts to resume normal financial reporting to investors.”
     As previously announced, First BanCorp is in the process of preparing restated financial statements in accordance with generally accepted accounting principles in the United States. The restatement will address other accounting matters identified as a part of the on-going restatement process besides the accounting for the mortgage-related transactions with Doral Financial Corporation and R&G Financial Corporation and the interest rate swaps. First BanCorp plans to file in the summer of 2006 an amended annual report on Form 10-K for the fiscal year ended December 31, 2004. Thereafter, First BanCorp expects to file its financial statements for the interim periods in 2005 and its annual report on Form 10-K for the fiscal year ended December 31, 2005.
About First BanCorp

     First BanCorp is the parent corporation of FirstBank Puerto Rico, a state chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, formerly UniBank, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 139 financial services facilities throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck daily rental and leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency; First Trade, Inc., a foreign corporation management company; and First Express, a small loan company. First BanCorp’s common and preferred shares trade on the New York Stock Exchange, under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE.
Safe Harbor
     This press release may contain certain “forward-looking statements” concerning the Corporation’s economic future performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
     The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made and to advise readers that various factors, including the impact of the consent Orders on the Corporation’s future operations and results, its ability to issue brokered certificates of deposit, its liquidity, the results of the Corporation’s continuing review of the accounting judgments reflected in its historical financial statements and the impact of that review on future financial reporting, the impact of the announced restatement on the Corporation’s customers and lenders, the ability to fund operations, changes in the interest rate environment, including its impact on the effectiveness of the long-haul method of accounting to avoid any adverse consequences relating to the accounting for the interest rate swaps, the ability to reduce significantly the outstanding loans to Doral and R&G Financial, the impact of the current consideration by the Puerto Rico Commonwealth of possible special taxes to be paid by financial institutions, regional and national economic conditions, competitive and regulatory factors and legislative changes, could affect the Corporation’s financial performance and could cause the

Corporation’s actual results for future periods to differ materially from those anticipated or projected.
     The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.
# # #